Exhibit 99.1

For Immediate Release

PULSE ELECTRONICS CORPORATION REPORTS
FOURTH QUARTER RESULTS

Wireless Sales Increase 43% from Previous Quarter; Company Accelerates its Plan to Delever the Balance Sheet

SAN DIEGO, March 12, 2012—Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today reported results for its fourth quarter ended December 30, 2011.

Fourth Quarter Highlights

●	Net sales were $90.5 million compared with $101.2 million in the prior-year quarter, and down 5.8 percent from $96.0 million in the third quarter.
●	Operating loss (U.S. GAAP) was $2.7 million compared with a profit of $4.1 million in the prior-year quarter and a loss of $0.7 million in the third quarter.
●
Non-GAAP operating loss was $0.9 million, compared with a non-GAAP profit of $5.4 million in the prior-year quarter and a non-GAAP profit of $2.6 million in the third quarter. (See Schedule A for a reconciliation of U.S. GAAP results to non-GAAP measures.)

●	Wireless segment sales increased 43 percent from the prior quarter as new product programs continued to ramp significantly.
●	Operating expenses continued to decline as a result of expense reduction actions earlier in the year.

CEO Comments

“Overall, given the market and economic environment that we knew would be challenging, we are pleased that our performance was within our guidance range this quarter,” said Pulse Chairman and Chief Executive Officer Ralph Faison. “Revenue and non-GAAP operating loss were within our guidance, albeit at the low end of the range.  We are continuing to make excellent progress on our strategic turnaround plan, including strong growth in wireless sales, reduced operating expenses and manufacturing footprint, and implementation of our ERP system.”

“At the same time, the continuing volatile nature of our industry and protracted soft markets demonstrate that the current financing structure of Pulse, with a high leverage ratio and restrictive financial terms and covenants, is simply not suitable for our company to maintain its commitment to its turnaround plan and our ability to pursue significant growth opportunities.  Therefore, we have accelerated our efforts to significantly delever the balance sheet with the ultimate goal of being essentially debt-free.  To accelerate our delevering actions, we are engaged in a process to sell some non-strategic product lines with the objective of raising sufficient funds to retire significant debt. As we previously announced, we have been working with several lenders on the refinancing of our existing senior credit facility and have determined that our best near-term option was to amend our existing facility while seeing to completion of some of our delevering actions.  We believe that the results of delevering will yield much more economically favorable terms for a new, more appropriately sized long-term credit facility.  Finally, we believe that if the company continues to improve its operating performance and markets recover and return to expected growth rates, we expect to begin to generate positive operating cash flow and be able to retire the remaining debt.”

Fourth Quarter Operating Performance

Net sales were $90.5 million compared with $101.2 million in the prior-year quarter due to lower industry demand for network and power products, partially offset by higher wireless sales as sales to new antenna customers continue to increase. Sequentially, net sales decreased 5.8 percent compared with third quarter net sales of $96.0 million.

Cost of sales declined 3.8 percent to $73.2 million from $76.1 million in the prior-year quarter. The company’s gross profit margin was 19.1 percent compared with 24.8 percent in the prior-year and 23.0 percent in the third quarter. The lower gross margin compared to the prior year reflects lower volume, higher wage rates, higher raw material costs, lower pricing for network and power products. Compared to the third quarter, gross profit margin decreased mainly due to wireless non-recurring costs and inefficiencies in ramping up new programs which were in excess of 1 percent of total sales, and lower volume and pricing.

Operating expenses decreased 2.4 percent to $18.8 million from $19.3 million in the fourth quarter of 2010, and on a comparable basis excluding one-time items, operating expenses declined 7.3 percent. The decrease in spending was due to expense reduction actions and prudent expense management in light of lower sales.

Operating loss (U.S. GAAP) was $2.7 million compared with a profit of $4.1 million in the prior-year quarter. Non-GAAP operating loss was $0.9 million compared with $5.4 million in the prior-year quarter. The operating loss (U.S. GAAP) and non-GAAP operating loss included the net favorable impact of a $1.0 million licensing fee for prior use of intellectual property agreed with another firm.  Additionally, the operating loss (U.S. GAAP) included $1.1 million for severance, impairment and associated costs.

The company’s net loss of $43.4 million, compared to a net gain of $1.5 million in the prior-year quarter, included an increase in tax valuation allowances of approximately $38 million.  The company concluded that it was unlikely to realize any of its deferred tax assets resulting from recent losses as well as other factors.

The company had $17.6 million of cash and cash equivalents at December 30, 2011 compared with $35.9 million at December 31, 2010. In the fourth quarter, the company borrowed $11 million on its existing credit facility, the majority of which was to fund planned capital expenditures and restructuring actions.

Financing and Liquidity

The outstanding borrowings under the company’s credit facility, which, as amended on March 9, 2012, provides for up to $55 million of borrowings, were $44.0 million at December 30, 2011 and $55.0 million as of March 9, 2012.

As of December 30, 2011, the credit facility included financial covenants which required the company to comply with certain financial ratios.  In the fourth quarter of 2011, the company did not meet certain of these financial covenants.  On March 9, 2012, the company amended the credit agreement and received a waiver for these covenants for the fourth quarter of 2011.  The amendment removed these financial covenants for the remainder of the term, reduced the borrowing limit from $60.8 million to $55.0 million, increased the interest rates on both the unborrowed portion of the commitment and the outstanding borrowings, reduced permitted capital expenditures, and reduced the available cash the company is required to maintain to $1.0 million.  In addition, in connection with the amendment, the company issued in a private placement warrants to the lenders to purchase approximately 2.7 million shares of common stock at a price of $0.01 per share.   The warrant is exercisable through March 9, 2015, and is subject to full clawback by the company if the outstanding debt is repaid in full by June 28, 2012.  The company expects to pay fees of $1.1 million in connection with executing the amendment, plus legal fees and other expenses.  The foregoing summary of the amended credit facility and related warrants is qualified in its entirety by reference to the text of the agreements to be included as exhibits to the company's Annual Report on Form 10-K for the year ended December 30, 2011.

Consistent with the company’s strategies to delever its balance sheet, streamline its business operations, and focus on its core competencies in each of its network, power, and wireless segments, the company has identified a number of non-strategic assets within these three segments, and has engaged a financial advisor to direct the possible sale of certain of these non-strategic assets. The company entered into a definitive agreement to complete the first of these sales on February 29, 2012.  This transaction includes the sale of two manufacturing plants and related equipment in China and the encapsulated transformer product line.  The company is also currently engaged in the process of potentially selling additional non-strategic assets.  Additionally, the company took a series of actions in 2011 to improve its liquidity and cash available from operations, including factory consolidation and cost and expense reductions, and the company intends to continue prudent management of its expenses and cash balances in 2012.  In addition, the company is projecting lower capital spending in 2012.   The cash generated through these actions is expected to enable the company to significantly reduce its outstanding debt in 2012.

First Quarter 2012 Outlook and 2012 Initiatives

“As we look to the first quarter, we are beginning to see signs that economic and market headwinds we experienced last year are abating,” said Faison. “However, in the first quarter we expect flat to only modest growth on the top line.”

The company expects first quarter 2012 net sales to range from $88 million to $93 million and non-GAAP operating profit to range from a loss of $2 million to breakeven.

“The progress we made on our strategic turnaround plan in 2011 to lower our cost structure, improve business processes and increase efficiency, and improve the wireless business have been important for us to attain the stronger growth we hope for later in 2012.  That operating performance improvement along with a stronger balance sheet from our delevering actions will position Pulse to achieve its long-term objectives of profitable growth and increasing shareholder value,” Faison continued.

“Just as in 2011, we have established a number of key strategic initiatives for 2012 that will guide the company’s activities and against which we will report our progress each quarter.  This year’s initiatives are:

•	Complete our existing strategic initiatives:
o	Improve the wireless business;
o	Reduce operating expenses;
o	Rationalize manufacturing footprint; and
o	Implement ERP system on time and on budget.
•	Additionally:
o	Substantially delever the balance sheet;
o	Drive higher levels of automation throughout manufacturing operations; and
o	Build on our technology leadership.”

Conference Call

Pulse management will conduct a conference call at 5 p.m. Eastern (2 p.m. Pacific) today. The conference call will be available via telephone and the Internet. The dial-in number is 412-858-4600. A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the “Investor Information” section of the company’s web site www.pulseelectronics.com for two weeks.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production.  The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements, including, without limitation, statements regarding the company’s outlook for the first quarter, any contemplated delevering actions or potential asset dispositions, will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in the company's Form 10-Q for the quarter ended September 30, 2011 in Item 1a under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)." All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Non-GAAP Rationale

Non-GAAP operating profit or loss (operating profit or loss according to accounting principles generally accepted in the United States excluding pre-tax severance, impairment and other associated costs; pre-tax non-cash stock-based compensation expenses; and other pre-tax adjustments as described in the applicable period), non-GAAP diluted earnings (loss) per share (net earnings (loss) per share from continuing operations according to principles generally accepted in the United States excluding after-tax severance, impairment and other associated costs; after-tax non-cash stock-based compensation expenses; and other after-tax adjustments as described in the applicable period) and adjusted EBITDA (net earnings attributable to Pulse Electronics Corporation plus net earnings from discontinued operations and non-controlling interest, excluding income taxes; depreciation and amortization; interest expense/income;  non-cash stock-based compensation expenses; other expense/income; and severance, impairment and other associated costs and other adjustments as described in the applicable period), are not measures of performance under accounting principles generally accepted in the United States.  Non-GAAP operating profit or loss, non-GAAP diluted earnings (loss) per share and adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, operating profit, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity.  Non-GAAP operating profit (loss) and non-GAAP diluted earnings (loss) per share are often used by our shareholders and analysts as an additional measure of our operating performance. Adjusted EBITDA is often used by our shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures.  We believe these non-GAAP measures enhance a reader’s understanding of our financial condition, results of operations and cash flow because they are unaffected by capital structure and, therefore, enable investors to compare our operating performance to that of other companies.  We understand that our presentation of non-GAAP operating profit (loss), non-GAAP diluted earnings (loss) per share and adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

Based on discussions with investors and equity analysts, we believe that a reader’s understanding of the company’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments may facilitate comparisons of operating performance among financial periods and peer companies.  These charges result from facility closures, the exit of a product line, production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment.  Removing non-cash stock-based compensation expenses facilitates comparisons of the company’s operating performance with that of other companies with differing compensation structures and with the company’s performance in periods during which its own compensation structure may have been different.  Impairment charges, accelerated depreciation and costs related to an unsolicited takeover attempt are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2012 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268
dmoyer@pulseelectronics.com

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	12/30/11	12/31/10	12/30/11	12/31/10

Net sales	$90,473	$101,184	$369,284	$432,480
Cost of sales	73,235	76,097	289,148	323,865
Gross profit	17,238	25,087	80,136	108,615
Operating expenses	18,799	19,252	81,393	91,653
Severance, impairment and other associated costs	1,128	1,705	14,719	32,799
Costs related to unsolicited takeover attempt	--	--	1,916	--
Operating (loss) profit	(2,689)	4,130	(17,892)	(15,837)

Interest expense, net	(1,834)	(1,105)	(6,202)	(4,853)
Other expense, net	(1,182)	(213)	(561)	(4,356)
(Loss) profit from continuing operations before income taxes	(5,705)	2,812	(24,655)	(25,046)
Income tax expense	37,303	659	28,791	2,691
Net (loss) earnings from continuing operations	(43,008)	2,153	(53,446)	(27,737)
Loss from discontinued operations, net of taxes	(370)	(699)	(28)	(9,679)
Net (loss) earnings	(43,378)	1,454	(53,474)	(37,416)
Non-controlling interest, net of taxes	62	(273)	88	(987)
Net (loss) earnings attributable to Pulse Electronics Corporation	(43,316)	1,181	(53,386)	(38,403)

Basic shares outstanding	41,227	41,069	41,182	40,990
Basic earnings (loss) per share from continuing operations	(1.04)	0.05	(1.30)	(0.70)
Basic (loss) per share from discontinued operations	(0.01)	(0.02)	(0.00)	(0.24)
Basic earnings (loss) per share	(1.05)	0.03	(1.30)	(0.94)

Diluted shares outstanding	41,227	41,231	41,182	40,990
Diluted earnings (loss) per share from continuing operations	(1.04)	0.05	(1.30)	(0.70)
Diluted (loss) per share from discontinued operations	(0.01)	(0.02)	(0.00)	(0.24)
Diluted earnings (loss) per share	(1.05)	0.03	(1.30)	(0.94)

AMOUNTS ATTRIBUTABLE TO PULSE ELECTRONICS CORPORATION:

Net (loss) earnings from continuing operations excluding non-controlling interest	$(42,946)	$1,880	$(53,358)	$(28,724)
Net (loss) from discontinued operations	(370)	(699)	(28)	(9,679)
Net (loss) earnings attributable to Pulse Electronics Corporation	(43,316)	1,181	(53,386)	(38,403)

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)

	Three Months Ended		Twelve Months Ended
	12/30/2011	12/31/2010	12/30/2011	12/31/2010
Net Sales
Network	$40,082	$49,784	$169,849	$219,231
Power	28,004	31,873	135,151	127,020
Wireless	22,387	19,527	64,284	86,229
Total net sales	90,473	101,184	369,284	432,480

Operating profit (loss)
Network	(285)	4,620	2,492	24,437
Power	1,336	3,670	9,275	6,466
Wireless	(2,612)	(2,455)	(13,024)	(13,941)
Operating loss excluding severance, impairment and other associated costs and costs related to unsolicited takeover attempt	(1,561)	5,835	(1,257)	16,962
Severance, impairment and other associated costs	1,128	1,705	14,719	32,799
Costs related to unsolicited takeover attempt	--	--	1,916	--
Operating (loss) profit	(2,689)	4,130	(17,892)	(15,837)

FINANCIAL POSITION (UNAUDITED)
(in thousands)

	12/30/2011	12/31/2010

Cash and cash equivalents	$17,606	$35,905
Accounts receivable, net	59,507	65,532
Inventory	36,968	35,741
Prepaid expenses and other current assets	19,842	14,804
Net property, plant and equipment	28,605	30,681
Other assets	10,909	41,936
Total assets	173,437	224,599

Accounts payable	52,802	46,102
Accrued expenses and other current liabilities	42,855	54,602
Long-term debt	43,950	32,150
Convertible senior notes	50,000	50,000
Other long-term liabilities	21,650	18,971
Total liabilities	211,257	201,825

Total (deficit) equity	(37,820)	22,774

Total liabilities and equity	173,437	224,599

Shares outstanding	41,980	41,490

Schedule A

NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)

1.  Adjusted EBITDA

	Quarter Ended
	12/30/11	12/31/10

Net (loss) earnings attributable to Pulse Electronics Corporation	$(43,316)	$1,181
Net (earnings) loss from discontinued operations	370	699
Non-controlling interest	(62)	273
Income tax expense	37,303	659
Interest expense, net	1,834	1,105
Non-cash stock-based compensation expenses	641	260
Depreciation and amortization	2,099	3,362
Other expense	1,182	213
Severance, impairment and other associated costs	1,128	1,705
Other adjustment: defined benefit plan curtailment gain	--	(1,031)
Adjusted EBITDA	1,179	8,426

2.  Net earnings (loss) per diluted share from continuing operations excluding severance, impairment and other associated costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended		Twelve Month Ended
	12/30/11	12/31/10	12/30/11	12/31/10

Net (loss) earnings per diluted share	$(1.05)	$0.03	$(1.30)	$(0.94)
Diluted (earnings) loss per share from discontinued operations	0.01	0.02	--	0.24
After-tax severance, impairment and other associated costs, per share	0.02	0.04	0.26	0.74
After-tax costs related to unsolicited takeover attempt, per share	--	--	0.03	0.02
After-tax non-cash stock-based compensation expenses, per share	0.01	0.01	0.03	0.05
Other adjustments: defined benefit plan curtailment gain, per share	--	(0.02)	--	(0.02)

Net earnings (loss) per diluted share from continuing operations excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	(1.01)	0.08	(0.98)	0.09

3.  Operating (loss) profit excluding severance, impairment and other associated costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended		Twelve Month Ended
	12/30/11	12/31/10	12/30/11	12/31/10

Operating (loss) profit	$(2,689)	$4,130	$(17,892)	$(15,837)
Pre-tax severance, impairment and other associated costs	1,128	1,705	14,719	32,799
Pre-tax non-cash stock-based compensation expenses	641	260	1,624	1,253
Pre-tax costs related to unsolicited takeover attempt	--	--	1,916	--
Other adjustment: accelerated deprecation	--	357	--	2,994
Other adjustment: defined benefit plan curtailment gain	--	(1,031)	--	(1,031)
Operating (loss) profit excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	(920)	5,421	367	20,178

Net sales	$90,473	$101,184	$369,284	$432,480
Operating margin excluding severance, impairment and other associated costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expense and other adjustments	-1.0%	5.4%	0.1%	4.7%